Exhibit 99.1

Purple Announces Retirement of Co-Founders Terry and Tony Pearce and the Appointment of Paul Zepf as a Director

LEHI, Utah – August 19, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), the leader in comfort innovation and the creator of the renowned Purple® Mattress, today announced that Co-Founders Terry and Tony Pearce have chosen to retire from their positions as Co-Directors of Research & Development and Board Directors, effective August 17, 2020.

Terry and Tony Pearce, brothers who have worked together for 31 years, founded Purple Innovation, LLC (“Purple LLC”), a subsidiary now owned and controlled by Purple, and served as managers of Purple LLC since its inception in 2010 up to the February 2, 2018 business combination at which time Purple LLC was acquired in a reverse merger. Together they served as Directors of Research & Development since 2016 and following the business combination they have served on the Board of Directors of Purple. Mr. Terry Pearce also served as Chairman of the Board and on the HR & Compensation Committee of the Board. Prior to founding Purple LLC, Messrs. Pearce managed various technology companies focused on developing advanced cushioning technology.

Terry Pearce commented, “Founding and being part of such a dynamic Company has been incredibly rewarding for Tony and me. I am very proud of the entire Purple team that took business ideas we launched in 2015 with the help of a Kickstarter campaign and quickly grew Purple into a market leader with such tremendous long-term potential. While we have made the decision that it is time for us to retire, we feel Purple is poised for continued success and will closely monitor its progress and root for Joe and the team.”

Joe Megibow, CEO of Purple, said, “Terry and Tony have been at the forefront of comfort technology for more than 30 years. Their work has led to the development of numerous cushioning products that have provided relief to countless individuals worldwide. Since co-founding Purple, they have helped build a foundation rooted in innovation and manufacturing that has positioned the Company to transform the mattress industry into a wellness platform centered on sleep and comfort. On behalf of the entire Purple organization, I want to thank Terry and Tony for their contributions to our recent success and bright outlook. All of us at Purple wish them both the very best in their long-anticipated retirement.”

With the retirement of Terry Pearce as Chairman of the Board, Mr. Gary DiCamillo will provide interim leadership, in his current role as Lead Independent Director, until a new chairman is appointed by the Board.

The Company also announced that Paul Zepf has been appointed by the Board to fill one of the vacant Director seats. Mr. Zepf has been serving as an observer and advisor to the Board since the business combination.

Mr. Zepf is currently a Management Advisory Board member at TowerBrook Capital Partners ("TCP"), a private equity firm with more than $13 billion in capital under management. Previously, Mr. Zepf was the Chief Executive Officer of Global Partner Acquisition Corp (the predecessor to the Company) from its formation in June 2015 through February 2018. From February 2014 to June 2015, Mr. Zepf had been a managing director and Head of Strategic Initiatives at Golub Capital. Prior to joining Golub Capital, Mr. Zepf had roles at Corporate Partners II Ltd, a Corporate Partners Management LLC, Lazard North American Private Equity, Lazard Alternative Investments, Lazard Capital Partners, Corporate Partners I and of Centre Partners. Mr. Zepf was a member of the board of directors of Ironshore Ltd, a global specialty property casualty insurance company and has also served on the boards of BIH Holdings and CP Financial. He started his career in the Merchant Banking Department at Morgan Stanley & Co. in 1987, and received a B.A. and graduated with highest honors and Phi Beta Kappa from the University of Notre Dame.

“Paul has been involved with Tony and me since July of 2017 and we earned great respect for each other as we went through the SPAC process,” said, Terry Pearce.  “It was always my hope that he join the board full-time. As an advisor to the board from its inception, Paul has been instrumental in the board’s strategic and tactical planning. His deep experience with Purple’s history and knowledge of current operations gives us great comfort that he will bring continuity and direction into the boardroom.”

Tony Pearce also said, “The timing of this transition into retirement for Terry and me is based in large part on Paul’s consistent shared vision and passion for Purple, his proven leadership skills and his continuing tremendous contributions in helping Purple flourish as a public company.”

The Company had already retained the executive search firm Heidrick & Struggles to assist in its search for a Director to fill the remaining vacant seat.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, seat and back cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

Media Contact:
Alecia Pulman, ICR
purplePR@icrinc.com
646-277-1200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851